Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-170651) pertaining to Southern Bank 401(k) Retirement Plan of our report dated December 16, 2020, on our audit of the statements of net assets available for benefits of Southern Bank 401(k) Retirement Plan as of June 30, 2020 and 2019, and the related statement of changes in net assets available for benefits for the year ended June 30, 2020, which report appears in the June 30, 2020, annual report on Form 11-K of Southern Bank 401(k) Retirement Plan.

/s/ BKD, LLP

St. Louis, Missouri

December 16, 2020